Exhibit 10.3
CSX Directors’ Deferred Compensation Plan
Effective January 1, 2005

The purpose of the Plan is to permit members of the Board of Directors of CSX Corporation to defer the receipt of director’s fees and to allow CSX Corporation to make other deferred awards to directors.  The Plan is intended to be fully compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations promulgated thereunder.

1.	Definitions

The following words or terms used herein shall have the indicated meanings:

(a)
“Account” or “Accounts” -- means the bookkeeping account(s) maintained for each Participant to record the amount of Director’s Fees the Member has elected to defer and other deferrals, as adjusted pursuant to Section 4.

(b)	“Administrator” -- means the Senior Human Resources Officer of CSX Corporation or such officer’s designee.

(i)
The Administrator shall be responsible for the general administration of the Plan, claims review, and for carrying out its provisions.  Administration of the Plan shall be carried out consistent with the terms of the Plan.

(ii)
The Administrator shall have sole and absolute discretion to interpret the Plan and determine eligibility for and benefits hereunder.  Decisions of the Administrator regarding participation in and the calculation of benefits under the Plan shall at all times be binding and conclusive on Participants, their beneficiaries, heirs and assigns.

(c)
“Average Price” -- means the average of the high and low price for CSX common stock as reported on the New York Stock Exchange - Composite Listing (“NYSE”) on the date of the applicable deferral or dividend payment.

(d)	“Board” -- means the Board of Directors of CSX.

(e)	“Change of Control” -- means any of the following:

(i)
Stock Acquisition.  One or more acquisitions, by any individual, entity or group (within the meanings of Treas. Reg. §§ 1.409A-3(i)(5)(v)(B) and (vi)(D)) (a “Person”), of (A) 30% or more of the then outstanding voting securities of the Corporation (the “Outstanding Voting Securities”), during any 12-month period ending on the date of the most recent acquisition; or (B) an acquisition that results in ownership by a Person of more than 50% of either (a) shares representing more than 50% of the total fair market value of the Corporation’s then outstanding stock (the “Outstanding Stock”) or (b) the then Outstanding Voting Securities; provided, however, that for purposes of this subsection (i), the following acquisitions of shares of the Corporation shall not be taken into account in the determination of whether a Change of Control has occurred:  (A) any acquisition directly from the Corporation; (B) any cash acquisition by the Corporation; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or (D) an acquisition by a Person that prior to the acquisition had already acquired more shares than necessary to satisfy the applicable 30% or 50% threshold.  Notwithstanding the foregoing, an acquisition of its stock by the Corporation in exchange for property which increases the percentage of stock owned by a Person shall be treated as an acquisition for purposes of this subsection; or

(ii)
Board Composition.  Individuals who, as of the date hereof, constitute the Board  (the “Incumbent Board”) cease, within a 12-month period, for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose appointment, election, or nomination for election by the Corporation’s shareholders, was endorsed by at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(iii)
Business Combination.  Consummation of a reorganization, merger or consolidation of the Corporation (a “Business Combination”), in each case, that results in either a change in ownership contemplated in subsection (i)(B) of this Section 1(e) or a change in the Incumbent Board contemplated by subsection (ii) of Section 1(e); or

(iv)
Sale or Disposition of Assets.  One or more Persons acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Persons) assets from the Corporation that have a total gross fair market value equal to more than 40 percent of the total gross fair market value of all of the assets of the Corporation (without regard to liabilities of the Corporation or associated with such assets) immediately before such acquisition or acquisitions; provided that such sale or disposition is not to:

(A)	a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to the Corporation’s Outstanding Stock;

(B)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

(C)	a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Corporation; or

(D)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iv)(C).

Except as otherwise specifically provided in subsection (iv)(A) of this Section 1(e), a Person’s status is determined immediately after the transfer.

(f)	“Closing Price”-- means the closing price for CSX common stock as reported on the New York Stock Exchange - Composite Listing (“NYSE”) on the date of the applicable deferral or dividend payment.

(g)	“Code” -- means the Internal Revenue Code of 1986, as amended.

(h)	“CSX” or “Corporation” -- means CSX Corporation

(i)
“Deferral Agreement” -- means an agreement between a Participant and CSX under which the Participant agrees to defer Director’s Fees under the Plan.  The Deferral Agreement shall be on a form prescribed by the Administrator and shall include any amendments, attachments or appendices.

(j)
“Designated Beneficiary” -- means the person or persons entitled to receive the balance of a Participant’s Accounts upon the Participant’s death.  The Participant may file with the Administrator a written Designation of Beneficiary for this purpose.  Such designation may name one or more individuals, trusts and/or organizations as the primary or contingent beneficiary(ies) to receive all or a specified portion of the balance of the Participant’s Accounts remaining at the Participant’s death.  Unless otherwise specifically directed in the Participant’s Designation of Beneficiary form, in the event a designated primary beneficiary is not living or existing at the Participant’s death or declines to accept any distribution from the Accounts, the share otherwise distributable to such beneficiary shall be distributed, first, to the other designated primary beneficiaries, if any, in accordance with their relative designated shares of the Accounts; and second, to the contingent beneficiary(ies), if any.

(k)
“Director’s Fees” -- means any compensation, whether a retainer, or a fee for meeting attendance, membership on a committee, chairing a committee, or otherwise, payable either in cash or in stock, earned by a Member for services rendered as a Member.

(l)	“Effective Date” -- means January 1, 2005.

(m)	“Fiscal Year” -- means the Corporation’s taxable year ending on the last Friday in December.

(n)	“Form of Payment Election” -- means the election by the Participant of the form of distribution (lump sum or installments) he or she will receive from his or her Account pursuant to Section 6.

(o)	“Independent Advisor” -- means an independent accountant, actuary, benefits consulting firm or other entity engaged by CSX to provide Participant accounting or other services on behalf of the Plan.

(p)	“Member” -- means any person duly elected to the Board.

(q)	“Participant” -- means any Member who elects to participate in the Plan so long as he or she is entitled to a benefit under the Plan.

(r)	“Plan” -- means the CSX Directors Deferred Compensation Plan.

(s)
“Trust” -- means a grantor trust or trusts established by CSX which substantially conforms to the terms of the Internal Revenue Service model trust as described in Revenue Procedure 92-64, 1992-2 C.B. 422.  CSX is not obligated to make any contribution to the Trust.

In any instance in which the male gender is used herein, it shall also include persons of the female gender in appropriate circumstances.

2.	Participation

Any Member who filed a Deferral Agreement in 2004 under and in accordance with the CSX Corporation 2002 Corporate Director Deferred Compensation Plan with respect to Directors Fees earned in 2005, shall be deemed to have filed such Deferral Agreement under this Plan and shall be a Participant in this Plan.

A Member may elect to become a Participant and defer Director’s Fees earned and payable in any subsequent calendar year by entering into a Deferral Agreement with the Administrator  no later than the last non-holiday business day of the Fiscal Year ending immediately prior to the calendar year in question or such earlier date as may be specified by the Administrator.  Such Deferral Agreement shall be effective for purposes of deferring Director’s Fees earned in the calendar year following the date the Deferral Agreement is executed.  Any election made pursuant to a Deferral Agreement shall remain in effect with respect to future calendar years until changed or rescinded by the Participant in accordance with the Plan.

3.	Deferral of Directors’ Fees

(a)
CSX shall, during any calendar year with respect to which a Participant has made a timely Deferral Election, withhold and defer payment of all or any specified part of Participant’s Director’s Fees in accordance with the Director’s Deferral Election.  A Participant may elect to change the amount of Director’s Fees he or she elects to defer, modify a Deferral Agreement or revoke a Deferral Agreement by filing a new Deferral Agreement pursuant to procedures established by the Administrator with the Administrator not later than the last day of the Fiscal Year immediately prior to the calendar year in which Director’s Fees are to be earned and paid, and such revised Deferral Agreement shall be effective with respect to Director’s Fees earned for all future calendar years until changed or rescinded in accordance with the Plan.

(b)
Notwithstanding Sections 2 and 3(a), when any person first becomes a Member, he or she may file an initial Deferral Agreement during the first thirty (30) days he or she is a Member, and such Deferral Agreement shall be effective solely with respect to Director’s Fees paid for services to be performed after such election.  For Director’s Fees that are earned based upon a specified performance period (for example, an annual bonus), where a Member’s Deferral Election is made in the first year of eligibility but after the beginning of the performance period, the Deferral Election must apply only to the Director’s Fees paid for services performed after such election.  For this purpose, a Deferral Election will be deemed to apply to Director’s Fees paid for services performed after the election if the Deferral Election applies to no more than an amount equal to the total amount of the Director’s Fees for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election over the total number of days in the performance period.

(c)
Notwithstanding any provision of the Plan to the contrary, on or prior to December 31, 2005, a Participant may cancel his or her participation in the Plan, may cancel an existing Deferral Agreement, or may reduce the amount of Directors’ Fees deferred under an existing Deferral Agreement.

4.	Participants’ Accounts

(a)
So long as he or she is a Member, a Participant may elect pursuant to a Deferral Agreement or other forms or procedures provided or established by the Administrator to have all or any portion of his or her eligible Director’s Fees, not required to be credited or actually credited to his or her Stock Account under the Plan pursuant to the terms of the CSX Corporation Stock Plan for Directors or otherwise, credited as follows:

Through December 31, 2005:

To an interest-accruing account (“Interest Account”) or a CSX Phantom Stock Account (“Phantom Stock Account”).

After December 31, 2005:

To an Account or Accounts related to and accounted for in the same manner as the earnings benchmarks used in conjunction with the CSX Executives’ Deferred Compensation Plan (the “EDC Plan”) (a “Benchmark Account”) approved from time to time by the Administrator.

(b)
Elective Deferrals of CSX common stock shall be effected pursuant to Deferral Agreements filed with the Administrator.  A Participant’s Stock Account  (“Stock Account”) will be credited  with such deferrals.

(c)
Through December 31, 2005, interest shall accrue on a Participant’s Interest Account from the first day of the month following the date the deferred Director’s Fee would otherwise have been paid to the Participant until it is actually paid, such interest to be credited to an affected Participant’s Account and compounded quarterly at the end of each calendar quarter.    Interest will be credited quarterly based on the annual rate of 10-year U.S. Treasury bonds as published by the Wall Street Journal as of the first business day of October in the preceding calendar year.  The value of a Participant’s Interest Account shall be the sum of amounts deferred and all interest accrued thereon.  Interest Accounts ceased to exist as of December 31, 2005.  All undistributed amounts credited to such accounts were credited to a Benchmark Account, effective January 1, 2006.

(d)
Credits (including both deferrals of Directors’ Fees and dividends) to and the value of Phantom Stock Accounts are based upon Average Price. Credits to and the value of Stock Accounts (other than deferred CSX common stock share awards declared by the Company), are based upon Average Price through December 31, 2007, and Closing Price thereafter.  Notwithstanding the preceding, full and fractional shares credited to Stock Accounts pertaining to dividends on CSX common stock held by the trustee of the Directors’ Stock Trust or a successor trust shall be credited based on the actual purchase price of the CSX common stock acquired by the trustee with such dividends.

(e)
Through December 31, 2005, a Participant, while a Member, could elect at any time to transfer all or any portion of amounts deferred, including all earnings thereon, between his or her Interest Account and Phantom Stock Account.  After December 31, 2005, a participant may elect, on forms provided by and pursuant to rules established by the Administrator, to transfer all or any portion of amounts held in a Benchmark Account among such Accounts.  No transfers may be made into the Stock Account.  Transfers out of the Stock Account may only be made when a Participant is no longer a Member.

5.	Distribution of Deferred Directors’ Fees

(a)
Amounts deferred under the Plan and/or credited to an Account shall be distributed to a Participant from such Account in a lump sum one year following the date in which a Participant ceases to be a Member, unless he or she shall file a Distribution and Form of Payment Election as provided in Sections 5 and 6.

(b)	A Participant may file with the Administrator a Distribution Election, in accordance with Section 5(c), for the distribution from an Account upon:

(i)	attainment of a designated age; or

(ii)	separation from the Board.

For this purpose, a separation from the Board will not be deemed to have occurred if the Member continues to provide services to CSX at a level greater than 20% of the average number of hours of services provided by the Member over the 36 (or, if less, the full term of employment) months preceding his or her date of separation from the Board.

(c)
A Participant shall file a Distribution Election with respect to Director’s Fees deferred pursuant to a Deferral Agreement and other deferrals at the same time that such Deferral Agreement is filed as provided in Sections 2 or 3.  A Participant may change a Distribution Election with respect to future elective deferrals at any time on or prior to the date by which any new or revised Deferral Agreement would have to be filed under Section 3(a).  Such revised Distribution Election shall be effective only with respect to Director’s Fees earned and deferred in calendar years commencing subsequent to such revised Distribution Election.

(d)
Notwithstanding the foregoing, on or prior to December 31, 2005, a Participant may file a new Distribution Election with respect to amounts deferred under the Plan prior to such new Distribution Election.

(e)
Any Distribution Election made in proper form and at the proper time by a Participant shall be effective and distribution shall commence pursuant to such Distribution Election.  Any Distribution Election not made in proper form or at the proper time shall be void. Distributions from a Participant’s Stock Account shall be made only in shares of CSX common stock.

(f)
Non-elective deferred cash or stock awards declared by the Corporation shall be credited to a Participant’s Benchmark or Stock Account as applicable.  Unless a Participant has made a different timely election, any such award shall be distributed at the same time and in the same form as the Participant’s last effective election prior to each such declaration or, if none, pursuant to Sections 5(a) and (e).

(g)
A Participant may make additional elections to defer (but not accelerate) commencement of a payment elected pursuant to a prior Distribution Election (including a default election) under the Plan (a “Re-deferral Election”), provided that (A) such Re-deferral Election may not be effective for at least 12 months after the date on which it is filed; (B) the additional deferral with respect to which such Re-deferral Election is made may not be less than five years from the date such distribution would otherwise have been made, except in the case of elections relating to distributions on account of death; and (C) if such Re-deferral Election is to a designated age, such Re-deferral Election may not be made less than 12 months prior to the date of the first scheduled payment under the Distribution Election then in effect.  Such Re-deferral Election shall be made on forms prescribed by the Administrator.

(h)
Notwithstanding any provision of the Plan to the contrary, the Administrator shall, in a manner compliant with Code § 409A, make a lump sum distribution to a Participant to the extent necessary to comply with a certificate of divestiture, as defined in Code § 1043(b)(2), or, to the extent amounts deferred hereunder have become taxable as a result of Code § 409A.

(i)	A Participant may elect with respect to any elective deferral to have the deferral paid in a lump sum within 45 days of a Change of Control.

6.	Form of Payment

A Form of Payment Election provided in this Section 6, with respect to a Deferral Agreement, shall be made in writing at the same time as the Distribution Election filed with respect to such Deferral Agreement, and may be changed at the same time and to the same extent as a Distribution Election may be changed, as provided in Section 5, regardless of whether the Distribution Election is changed.

Notwithstanding the foregoing, on or prior to December 31, 2005, a Participant may file a new Form of Payment Election with respect to amounts deferred prior to such new Form of Payment Election.

A Participant may elect either a lump sum payment, or semi-annual installments.  Lump sum payments are made as soon as practicable after the end of the month following the event triggering the distribution.  If installment payments are elected, payments shall be made, for either five, ten, fifteen, or twenty years.  Installment payments shall be made as soon as practicable after each June 30 and December 31.  The amount of each installment shall be determined by multiplying the value of the Participant’s account as of the last business day of June or December immediately preceding the installment distribution date by a fraction, the numerator of which shall be one (1) and the denominator of which shall be the number of installment payments over which payment of such amount is to be made, less the number of installment payments previously made.  In the case of installments from a Stock Account, fractional share amounts shall be rounded up to the next highest whole share amount, except in the case of the final installment, in which case a cash payment will be made for any fractional shares.  Installment payments shall be treated as one payment for purposes of Code § 409A.

7.	Death of a Participant

(a)
In the event a Participant shall die while he or she is a Member, the balance of his or her Accounts shall be paid in either a lump sum or installments (consistent with the Form of Payment Elections made by the Participant as described in Section 6) to his or her Designated Beneficiary.

(b)
In the event a Participant shall die after he or she ceases to be a Member and before he or she has received complete distribution from his or her Account, the balance credited to his or her Account shall be paid to his or her Designated Beneficiary consistent with the Form of Payment Elections made by the Participant as described in Section 6.

(c)
In the event a Participant shall not file a Designation of Beneficiary, or no Designated Beneficiary is living or existing at the Participant’s death, the balance credited to the Participant’s Accounts shall be paid in full to the Participant’s estate not later than the tenth day of the calendar year following his or her date of death.

8.	Obligation of CSX

This Plan shall be unfunded and credits to the Accounts of each Participant shall not be set apart for the Participant nor otherwise made available so that the Participant may draw upon them at any time, except as provided in this Plan.  Neither any Participant nor his or her Designated Beneficiary shall have any right, title, or interest in such credits or any claim against them.  Payments may be made only at such times and in the manner expressly provided in this Plan.  CSX’s contractual obligation is to make the payments when due.  No notes or security for the payment of any Participant’s account shall be issued by CSX.

9.	Funding of Trusts

CSX may, in its sole discretion, fund one or more Trusts to assist it in discharging its obligations hereunder.

10.	Claims Against Participant’s Account

No credits to the account of any Participant under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void.  Nor shall any credit be subject to attachment or legal process for debts or other obligations.  Nothing contained in this Plan shall give any Participant any interest, lien, or claim against any specific asset of CSX.  No Participant or his or her Designated Beneficiary shall have any rights other than as a general creditor of CSX.

11.	Co-ordination with Payments from Trust or Similar Vehicle

The obligations of CSX and the benefit due any Participant or Designated Beneficiary under the Plan shall be reduced by any amount received in regard thereto under the Trust or any similar trust or other vehicle.

12.	Amendment or Termination

This Plan may be altered, amended, suspended, or terminated at any time by the Board, provided, however, that no alteration, amendment, suspension, or termination shall be made to this Plan which would result in a reduction in benefits accrued through the date of such action.  Further, the Board may delegate its authority to take such actions by charter or otherwise.

13.	Impact of Future Legislation or Regulation

(a)
This Section 14 shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.

(b)
Notwithstanding any other Section of this Plan to the contrary (but subject to Section 14(c), below), as of an Early Taxation Event, the feature or features of this Plan, or the election by a Participant that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder.  If only a portion of a Participant’s Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed.  If the law impacts only Participants who have a certain status with respect to the Company, then only such Participants shall be subject to this Section.

(c)
Notwithstanding Section 14(b) above, if an Early Taxation Event occurs, the amount that is required to be included in income as a result of a compliance failure under Code § 409A and the regulations promulgated thereunder, shall be distributed to the affected Participant as soon as practicable following such Early Taxation Event.

(d)
Notwithstanding Section 14(b) above, if an Early Taxation Event occurs, to the extent an amount is includable in income as a result of a compliance failure under Code § 409A or otherwise before such amount is distributable under the Plan, an amount equal to the total employment taxes on the Early Taxation Event and any applicable federal, state, local or foreign income tax withholding attributable to the payment of such amounts required to be withheld or paid and the income taxes required to be withheld thereon, shall be distributed to the affected Participant or paid to the appropriate taxing authority as soon as practicable following such Early Taxation Event in accordance with Code § 409A.

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